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                                                                   EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-100857) and related Prospectus of WebMD Corporation for the registration of $8,118,000 of its 3 1/4% Convertible Subordinated Notes Due 2007 and 876,390 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2002, with respect to the consolidated financial statements and schedule of WebMD Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP


New York, New York
November 12, 2002